Exhibit 10.1
GENEDX HOLDINGS CORP. (“Company”)
Non-Employee Director Compensation Policy Effective April 10, 2025
The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to adopt a compensation program for non-employee directors as set forth herein (the “Non-Employee Director Compensation Policy” or the “Policy”) to provide for an annual cash retainer and certain equity awards in consideration of each non-employee director’s service on the Board and any committees thereof. This Policy may be amended or terminated at any time in the sole discretion of the Board.

Cash Compensation.
Cash compensation payable to each non-employee director shall consist of the following annual retainer, which shall be paid quarterly in arrears and shall be prorated for partial quarters served:
•General Board Retainer: $50,000
•Non-Executive Chairman of the Board Retainer (in addition to the General Board Retainer): $50,000
•Committee Chair Retainer (in addition to the General Board Retainer, and in lieu of the Non-Chair Committee Member Retainer set forth below):
•Audit Committee: $20,000
•Compensation Committee: $15,000
•Nominating and Governance Committee: $10,000
•Non-Chair Committee Member Retainer (in addition to the General Board Retainer, and in lieu of the Committee Chair Retainer set forth above):
•Audit Committee: $10,000
•Compensation Committee: $7,500
•Nominating and Governance Committee: $5,000

Equity Compensation Initial Awards.
Each new non-employee director appointed to the Board will be granted restricted stock units (“RSUs”) under the Company’s Amended and Restated 2021 Equity Incentive Plan or the equity incentive plan of the Company then in effect (the “Plan”) on the date of such director’s appointment to the Board, with a grant date value equal to $420,000, provided in the form of RSUs

(the “Initial RSUs”). The number of shares subject to each grant of RSUs will be determined by dividing the dollar value by the average closing price of Company common stock for the 30-trading day average ending on the day prior to the grant date, rounding down to the nearest whole share.
The Initial RSUs shall vest in equal annual installments over the three-year period following the date of grant, in each case subject to the non-employee director continuing to provide services to the Company through such vesting date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. Then-outstanding Initial RSUs shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the Plan).

Equity Compensation - Annual Awards.
Each non-employee director who is serving on the Board prior to, and who will continue to serve on the Board following, each annual meeting of the Company’s stockholders will automatically (and without any further action by the Board) be granted RSUs under the Plan on an annual basis on the date of each annual meeting of the Company’s stockholders, with an aggregate grant-date value of $240,000, such aggregate grant date value to be provided in the form of RSUs (the “Annual RSUs”). The number of shares subject to each grant of RSUs will be determined by dividing the dollar value by the average closing price of Company common stock for the 30-trading day average ending on the day prior to the grant date, rounding down to the nearest whole share.
The Annual RSUs shall vest on the earlier of (a) the date of the next annual meeting of the Company’s stockholders following the grant date and (b) the first anniversary of the grant date, in each case so long as the non-employee director continues to provide services to the Company through such vesting date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. Then-outstanding Annual RSUs shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the Plan).

Compensation Limit.
Notwithstanding any other provision of this Policy to the contrary, in no event will the total amount of annual compensation payable to any non-employee director exceed $750,000 in a calendar year, increased to $1,000,000 in the calendar year of his or her initial services as a non- employee director, as set forth in and calculated pursuant to Section 12 of the Plan.